EXHIBIT 99.1

PRESENTATION TO NATIONAL ASSOCIATION OF REAL ESTATE
INVESTMENT TRUSTS INSTITUTIONAL INVESTOR CONFERENCE 2005
WEDNESDAY, JUNE 8, 2005, 4:40 P.M., E.S.T.

Introduction — Monty Bennett, CEO and President

Ashford Hospitality Trust is a self-administered Real Estate Investment Trust focused exclusively on the hospitality industry. Ashford specifically seeks and achieves diversification in its portfolio across geography, brand, service-segment, manager, and investment position in the capital structure.

Ashford’s platform is one that invests directly into hotels, makes first mortgages loans, makes mezzanine loans secured by hotels, and engages in sale-leaseback transactions on hospitality assets.

Ashford changes its investment strategy based upon where we are in the lodging cycle. We believe that the industry is now in Year 2 of what should be a 5 year growth in asset profitability.

As such, we are invested heavily in direct hotel investments, and lightly in mezzanine loans. At other points in the cycle we will change our asset allocation and add first mortgages and sale-leasebacks to the mix.

The focus presently for our Company is to attractively buy hospitality assets and to add value to them. As a private company, we had a long history of adding value to our assets with significant private investors, which we will highlight in a moment. Our Company highlights are as follows:

•	IPO’d with $125 million of hospitality assets, by the end of this month will be close to $1.4 billion

•	77 hotel properties and $98 million of debt instruments

•	Strong management alignment of interests with 17% ownership and a history of value creation

•	Focus on upscale and upper-upscale segments

•	Strong hotel brands — focus on Hilton, Marriott, Starwood and Hyatt brands

•	Significant internal and external growth prospects

•	Attractive, above average dividend yield of 6.2%

Internal Growth Strategy

      There are generally eight areas we focus on in implementing our internal growth strategy:

➢	Buy attractively

➢	Invest capital improvement dollars

➢	Change brand

➢	Increase revenues

➢	Cut costs

➢	Sell-off non-core assets

➢	Optimize financing around the acquisition

➢	Other

Company Statistics

Assets held for sale: 8 hotels with 995 rooms

The following comparisons are shown on a pro-forma basis as if the Company owned the assets for the entire comparable periods:

	1Q 2004	1Q 2005	Difference
Not Under Renovation
35 hotels — 6,738 rooms
Hotel EBITDA Margin	25.4%	28.1%	270 bps
RevPAR Penetration	101.2%	108.0%	680 bps
RevPAR Growth			12.5%

Under Renovation
12 hotels — 1,608 rooms
Hotel EBITDA Margin	24.7%	18.7%	(600) bps
RevPAR Penetration	121.7%	107.5%	(1420) bps
RevPAR Growth			(13.2)%

TOTAL
47 hotels — 8,346 rooms
Hotel EBITDA Margin	25.3%	27.0%	170 bps
RevPAR Penetration	103.5%	108.0%	450 bps
RevPAR Growth			8.9%

Examples

FGSB Portfolio: 21 hotels, 4,094 rooms, $250 million, closed on March 16th

➢	Buy attractively 9.3% NOI capitalization rate

➢	Invest capital improvement dollars: $30 million — should better position for improved performance

➢	Change brand: Still evaluating, have not made any firm decisions

➢	Increase revenues: Through capital improvement and brand changes

➢	Cut costs: Not much opportunity for improvement

➢	Sell-off underperforming assets: Selling off 8 assets with $600,000NOI for $37.5 million (a 1.6% NOI capitalization rate), yielding a trailing cap rate now through April of 11%

➢	Optimize financing around the acquisition: Existing CMBS debt at 7.1% for five years

➢	Other: Brought in smart money private players (Fisher Brothers, Gordon Getty Trust, Soros Realty) into the platform. Brought in Security Capital through a creative “Convertible Preferred Equity Line”

NOTE: NOI, or not operating income, is the property’s funds from operations minus a capital expense reserve of 5% of gross revenues. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price.

HOTEL TEATRO: 111 room, boutique, luxury hotel in the theater district of Denver

➢	Originated $15 million loan at 565 over at 74% LTV

➢	Sold the $10 million 1st mortgage at 220 over LIBOR

➢	Retained $5 million mezz at 1,135 over LIBOR (for remaining 50 — 74% piece of the capital structure)

➢	On-going relationship with borrower and his future development financing needs

External Growth

We recently announced

CNL Portfolio Acquisition: 30 hotels, 4,328 rooms, $465 million

➢	Trailing 12-month NOI capitalization rate of 8.5%

➢	27 markets across 16 states

➢	Increases brand and geographic diversification

➢	Favorable 10-year debt financing at fixed rate of 5.3%, interest only for 5 years

➢	Created pools of assets in the loan structure to allow for future sales, the ability of Ashford to place mezz on top in the event the Company should sell a few assets

Other Market Opportunities

➢	Continue to see an active pace of assets, portfolios and consolidation efforts

➢	Mezz opportunities at targeted yields remain achievable

Wrap Up

•	Strong Lodging fundamentals

•	Unique investment strategy of investing appropriately for the cycle

•	Strong alignment of interests with 17% insider ownership

•	Above average dividend yield of 6.2%

•	History of adding value to acquisitions

•	Upreit market capitalization of $551 million, and once the Security Capital financing is drawn down, it will be $638 million

•	Significant internal and external growth prospects

This concludes our prepared remarks.

Q: The question concerned the ability of the Company to source attractive cap rate transactions.

Monty Bennett: Doug and his team get the credit. What some of our competitors say is that since we get such amazing deals is that they are not as nice, which is not true. A lot of our deals, 90% or more, have been off market. Not been shopped. We’ve gone to potential sellers where a number of acquisition opportunities were not really for sale. Through that method you can get your hands on great assets. If you’re going through traditional marketing methods, you can still find good deals, but not like we can find off market.

Douglas Kessler: To add to it, a short story that we can bid at multiple spots in the capital structure. Example, one asset was for sale. We said if we were not the winning bidder, we offered to finance the bidder. The transaction fell out because of due diligence, next thing you know, we were called upon to finance the bidder. We find several entry points.

Q: Where does the timesharing enter into our business plan?

Monty Bennett: Not much right now, because we are a REIT. Time share business has some challenges, and we haven’t looked at it closely. We view it a bit differently. All of us have been in the hotel business for a while. That being said, we are focusing a bit on the hotel condo area of business. We’re not pursuing timeshare opportunities.

Q: Concerning external management contracts, will it ever be internal?

Monty Bennett: Because of REIT rules, REITs can’t own management. You have to have third party management for property level operations. We currently have six managers. Five are totally separate, and one is Remington Hotel Corporation, of which I am President, and my father is Chairman. Potential conflict of interest exists. We have been very disciplined. Remington only manages about one-third of the properties the REIT owns. So, I think history shows we’ve been disciplined. From an economic perspective, myself and my father own approximately 17% of the REIT. If Remington is ever engaged, it has to be approved by the independent directors. External management can’t be rolled in because of REIT rules. It’s a great test so that when we’re buying an asset, we make a determination on who could run it best and also benefit from Remington’s view of the operating performance. The REIT has a call on anything Remington wants to invest in. So if Remington sees a deal, then the REIT has the opportunity to bid and buy it. The structure on surface looks like it has some conflict, but if you dig down, you can see that it only brings benefit.

Q: Is there a lock-up on the units issued on the FGSB transaction?

Yes, there are lock up provisions on those units for, I believe, a total period of 18 months where one-third of the units are released each six months. If they are interested in considering a sale, we’ve asked them to contact us. Also, there would be significant tax consequences.

Q: If we should enter a recession in the next 6 -12 months, how would this change your view?

Monty Bennett: .6 percent new supply growth this summer. A record low. Demand usually grows with GDP. You still would have inflation and room rate growth. But because supply is so low, profitability should still grow moderately, say 3 to 5%. PWC and PKF are predicting growth at 8% or so.

Q: What percentage of the dividends do you think will come from mezzanine loan investments?

Monty Bennett: If you look at it right where we are now, it’s a very small percentage of the dividend. Going forward, we hope to continue to push that business and do more and more of it, but we’re only going to grow it if we see good opportunities.

Q: On the subject of dividend, you said on the last conference call about raising the dividend. What are your thoughts on maybe taking that up?

Douglas Kessler: In a previous announcement we said we had hoped to shoot for 18 cents per share per quarter. Our current dividend is 16 cents. We recognize the benefit of dividends for those shareholders who seek dividends as their investment strategy. Obviously the CNL portfolio transaction is coming up for closing, so stay tuned to our dividend policy in the next couple of quarters.

Q: What’s the expected closing on CNL transaction?

Douglas Kessler: This month.

Q: Is the capitalization rate inclusive of a CapEx reserve for the 8.5 cap rate?

Douglas Kessler: When we quote cap rates in our releases, we try to give trailing 12, NOI cap rates after capex reserves.

Monty Bennett: Just to understand your question, when you’re talking cap rates, I don’t know if you’re talking cap rates in general or just on this portfolio.

The 8.4 or 8.5% is after a reserve, and after Marriott management fees. Going forward, what we try to do is underwrite our investments 15% plus. We haven’t given specific guidance over the next 12 months. I don’t see why the REVpar growth should be different. Mainly upscale with REVpar growth of 6%. Take that number and expect 40-50% flows through to the bottom line. It looks, if it holds true to the industry, to increase along those lines.

Q: What is your leverage level?

Monty Bennett: We’ve got a board policy of no more than 60%. We are below that now. It will depend on our asset make up. Right now, we’re pretty much property based financed only.

The forward-looking statements included herein are only made as of the date hereof. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

Certain statements and assumptions herein contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the expectation of the timing for closing of transactions, the impact of a transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.